Exhibit 10.9

AGREEMENT

BETWEEN

SPECIALTY PIPE & TUBE, INC.

And

UNITED STEEL, PAPER AND FORESTRY, RUBBER MANUFACTURING, ENERGY, ALLIED INDUSTRIAL AND SERVICE WORKERS INTERNATIONAL UNION
ON BEHALF OF LOCAL UNION 1375-18

EFFECTIVE JULY 1, 2020 THROUGH JUNE 30, 2024

Exhibit 10.9
INDEX
AGREEMENT    3
ARTICLE I    PURPOSE    3
ARTICLE II    RECOGNITION    3-4
ARTICLE III    UNION SHOP    4
ARTICLE IV    CHECK-OFF    4-5
ARTICLE V    NON-DISCRIMINATION    5-6
ARTICLE VI    MANAGEMENT    6
ARTICLE VII    RESPONSIBILITIES OF THE PARTIES    6-7
ARTICLE VIII    ADJUSTMENT of GRIEVANCES and ARBITRATION    7-10
ARTIVLE IX    EXPEDITED ARBITRATION    10-13
ARTICLE X    SUSPENSION and DISCHARGE CASES    13-14
ARTICLE XI    SENIORITY    14-16
ARTICLE XII    MILITARY SERVICE    16
ARTICLE XIII    HOURS OF WORK and OVERTIME    17-18
ARTICLE XIV    REPORTING PAY    19
ARTICLE XV    VACATIONS    20
ARTICLE XVI    HOLIDAYS and SICK DAYS    21-22
ARTICLE XVII    RATES OF PAY and JOB CLASSIFICATIONS    22-23
ARTICLE XVIII    PENSION, HEALTH & WELFARE    23-25
ARTICLE XIX    LEAVE OF ABSENCE    25
ARTICLE XX    JURY DUTY    26
ARTICLE XXI    FUNERAL and PERSONAL TIME    26
ARTICLE XXII    WORK RULES    27
AFTICLE XXIII    WAGES and JOB SECURITY    27-28
ARTICLE XXIV    TERMINATION    28
ARTICLE XXV    P.A.C. CHECK-OFF    29-30
SIGNATURE PAGE    30

Exhibit 10.9
AGREEMENT
This agreement dated July 1, 2017, by and between Specialty Pipe & Tube, Inc., 3600 Union Street, P.O. Box 516, Mineral Ridge Ohio, or any successor (hereinafter Referred to as the “Company”), and the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union (USW) (hereinafter referred to as the “Union”), 60 BLVD OF THE ALLIES, PITTSBURGH, PA. on behalf of its local 1375-18.
ARTICLE I PURPOSE
The purpose of the company and the Union in entering into this Labor Agreement is to set forth their agreement on rates of pay, hours of work and other conditions of employment so as to promote orderly and peaceful relations with the employees, to achieve uninterrupted operations in the plant and to achieve the highest level of employment performance consistent with safety, good health and sustained effort.
ARTICLE II RECOGNITION
A.The Company recognizes the Union as certified by the National Labor Relations Board as the exclusive bargaining agent for all production and maintenance employees, including truck drivers, operators and laborers employed by the Company for the purposes of collective bargaining with respect to hourly rates of pay, wages, hours of work and other conditions of employment.
B.The Company shall not negotiate nor make collective bargaining agreements for any of its employees in the Bargaining Unit covered hereby unless it be through a duly-authorized representative of the Union.

Exhibit 10.9
A.The Company agrees that it will not sponsor or promote, financially or otherwise, any group or labor organization for the purpose of undermining the Union; nor will it interfere, restrain, coerce, or discriminate against any of its employees in connection with their membership in the Union.

ARTICLE III UNION SHOP
UNION MEMBERSHIP

a.It shall be a condition of employment that all present employees of the Company covered by this Agreement, who are members of the Union on the effective date of this Agreement, shall remain members of the Union in good standing as a condition of employment. All present employees who are not members of the Union and all employees who are hired hereafter shall become and remain members in good standing of the Union by signing the authorized card for dues deduction as a condition of employment.

b.When the Company needs additional employees, the Company shall give the Union equal opportunity with all other sources to provide suitable applicants, but the Company shall not be required to hire those referred by the Union.

ARTICLE IV CHECK-OFF

A.The Company shall check off monthly dues, assessments and initiation fees, each as designated by the International Treasurer of the Union, as membership dues in the Union on the basis of individually-signed voluntary check-off authorization cards.

Exhibit 10.9
A.Deductions shall commence with respect to dues for the month in which the Company receives such authorization card or in which such card becomes effective, whichever is later. Dues for a given month shall be deducted from the first pay closed and calculated in the succeeding month.

B.In the cases of earnings insufficient to cover deduction of dues, the dues shall be deducted from the next pay in which there are sufficient earnings, or a double deduction shall be made from the first pay of the following month, provided however the accumulation of dues shall be limited to two (2) months.

C.Monthly dues for each month shall be based on 1.45% plus .02 cents per hour and no more than 2-1/2 times the average hourly earnings during an appropriate referenced pay period payable in the month in which said dues apply.

D.All deductions shall be promptly remitted to the International Treasurer of the Union, United Steelworkers, 60 BLVD OF THE ALLIES, Pittsburgh, Pennsylvania, 15222.

E.The Union shall indemnify and save the Company harmless against any and all claims, demands, suits or other forms of liability that shall arise out of or by reason of action taken or not taken by the Company for the purpose of complying with any of the provisions of this Article.

ARTICLE V
NON-DISCRIMINATION

A.It shall be the continuing policy of the Company and the Union that the provisions of this Agreement shall be applied to all employees without regard to race, color, religious creed, national origin, sex or age. The representatives of the Union and the Company in all steps of the Grievance Procedure and in all dealings between the parties shall comply with this provision.

Exhibit 10.9
A.A joint committee on civil rights shall be established at the Company, and this committee shall meet at mutually-agreeable times. The Union members shall be certified to the Company by the Union, and the Company member shall be certified to the Union.

ARTICLE VI MANAGEMENT

A.The Company retains the exclusive right and responsibility to manage the business and plants and to direct the working forces. The Company, in the exercise of its rights, shall observe the provisions of this agreement.

B.The rights and responsibility to manage the business and plants and to direct the working forces include the right to hire, suspend or discharge for proper cause, or transfer, and the right to relieve employees from duty because of lack of work or for other just cause.

ARTICLE VII RESPONSIBILITIES of the PARTIES

A.In addition to the responsibilities that may be provided elsewhere in this agreement, the following shall be observed:

a.There shall be no strikes, work stoppages interruption or impeding of work. No officer or representatives of the Union shall authorize, instigate, aid or condone any such activities.

No employee shall participate any such activities.

b.There shall be no discrimination, restraint or coercion against any employee because of membership in the Union.

Exhibit 10.9
a.There shall be no interference with the right of employees to become members or continue membership in the Union.

A.    The applicable procedures of the agreement shall be followed for the settlement of all complaints and grievances.
B.The right of the Company to discipline an employee for a violation of this agreement shall be limited to the failure of such employee to discharge his responsibilities as an employee and may not in any way be based upon the failure of such employee to discharge his responsibilities as a representative or officer of the Union. The Union has the exclusive right to discipline its officers and representatives. The Company has the exclusive right to discipline its officers and representatives.

C.There shall be no lock-outs.

ARTICLE VIII
ADJUSTMENT of GRIEVANCES and ARBITRATION

A.Should any differences arise between the Company and the employee as to the meaning and application of the provisions of this Agreement, or should any dispute arise with regard to any established rate or new rates, or failure to establish a job description or rate, such difference or dispute shall be resolved as herein provided, unless otherwise agreed to in writing. Grievance meetings are to be scheduled during business hours and time(s) which are to be mutually agreed upon. All lost time for Union officers for said meeting shall be borne by the Local Union.

B.The Company has the right to bring in witnesses who are excluded from the Bargaining Unit by the NLRB at any step in the grievance procedure. The Union has the right to bring in witnesses who are included in the Bargaining Unit by the NLRB at any step in the grievance procedure. However, no Company employee included in the Bargaining Unit by the NLRB shall be forced to testify verbally or in writing against his principles.

Exhibit 10.9
A.The following is the grievance procedure:

Step 1 – The employee shall take up his grievance immediately with his supervisor, with the grievance Chairperson and/or grievance committeeperson(s) in an attempt to settle same promptly.

If a grievance is denied in Step 1 and if the grievance Chairperson or grievance committeeperson(s) determines that it constitutes a grievance, it shall be appealed to Step
a.To be considered in Step 2 of the grievance procedure, a grievance must be filed in writing with the supervisor within (5) working days after its denial in Step 1. It shall be dated and signed by employee(s), Chairperson or grievance committeeperson(s). The written grievance shall include such information and facts as may be an aide to the Company and Union in arriving at a fair, prompt and informed decision.

Step 2 – Within ten (10) working days of the receipt of such appeal, a meeting shall be held between the Company’s designated representatives and the representative to the International Union, certified to the Company in writing as the Step 2 representative, the grievance Chairperson and a member of the grievance committee.

Minutes of the Step 2 meeting shall be prepared by the Company’s designated representative, who shall deliver two (2) copies thereof to the International Union representative within ten (10) days after such meeting. Such minutes shall conform to the following general outline:
i.Dates and place of meeting
ii.Name and position of those present and those absent
iii.Identifying number and description of each grievance discussed
iv.Brief statement of Union’s position
v.Brief statement of Company’s position
vi.Summary of the discussion
vii.Decision reached by the Company
viii.Statement by the Union as to whether the decision was accepted or rejected

Exhibit 10.9

The International Union representative shall sign such minutes, provided that if he or she should disagree with the accuracy of such minutes, he or she shall set forth and sign his or her reasons for such disagreement, and the minutes, except for such disagreement, shall be regarded as agreed to.

A.Arbitration.
In the event a grievance is not settled in accordance with Article VIII – Adjustment of Grievances and Arbitration, the matter shall be appealed within ten (10) days to an impartial arbitrator to be appointed by mutual agreement of the parties hereto. If the parties cannot agree on an arbitrator within ten (10) calendar days after the appeal, either party may request the American Arbitration Association, 17900 Jefferson Park Road, Middleburg Heights, Ohio 44130; Attention: Tribunal Administrator, to designate an arbitrator or through FMCS. The arbitrator designated shall set the date for the hearing at a neutral, mutually-agreed time. The decision of the arbitrator shall be final.

The expenses and fees incidental to the services of the arbitrator shall be paid equally by the Company and the Union.

The arbitrator shall only have jurisdiction and authority to interpret or determine compliance with the provisions of this agreement insofar as shall be necessary to the determination of such grievance appealed to the arbitrator, but the arbitrator shall not have the authority to alter, in any way, the provisions of this Agreement.

Arbitration awards may be retroactive to, but not beyond, the date of occurrence.

The arbitrator shall render his or her decision within thirty (30) calendar days of the hearing.

Exhibit 10.9
A.If this Agreement is violated by the occurrence of a lock-out, strike, work stoppage or interruption or impeding of work, no grievance shall be discussed or processed by the company while such violation continues, and under no circumstances shall any grievance concerning employees engaged in the violation be discussed or processed while such violation continues.

B.The grievance Chairperson or committee members shall be allowed time off without loss of pay to attend meetings other than grievance meetings with the Company representatives when such meetings are held during the regular working hours. Time spent at such meetings shall be noted on the employee’s time card. Upon request duly made and subject to its established rules, the Company shall grant at reasonable times to the International representative in charge of any grievance process in Step 2 of the grievance procedure access to the Company for the purpose of investigating such grievance.

C.Failure of the Company to reply to a grievance at any Step within the time limits shall be treated by the Union as an unsatisfactory settlement of the grievance from which it shall accordingly proceed to the next step or arbitration.

ARTICLE IX EXPEDITED ARBITRATION

Notwithstanding any other provisions of this Agreement, the following expedited arbitration is hereby adopted. The expedited arbitration procedure is designed to provide prompt and efficient handling of routine grievances. Expedited Arbitration shall be utilized by mutual consent of the parties.

1.Where grievances concerning written reprimands or suspensions of five (5) days or less are to be arbitrated, they shall be arbitrated in the Expedited Arbitration Procedure unless appropriate representatives of the parties agree that such a grievance should be arbitrated in the regular arbitration procedure; provided, however, that where grievances concerning any discipline involving concerted activity or multiple grievances arising

Exhibit 10.9
from the same event are to be arbitrated, they shall be arbitrated in the regular grievance procedure.

1.Where grievances concerning suspension of more than five (5) days are to be arbitrated they shall be arbitrated in the regular arbitration procedure.

2.Notwithstanding the foregoing, appropriate representatives of the parties may agree that grievances concerning suspensions of more than five (5) days discharge may be arbitrated in the Expedited Arbitration Procedure.
3.The Expedited Arbitration Procedure shall be implemented at the Company with due regards to the following:

a.The Union shall appeal the grievance under this Expedited Arbitration after receiving the Step 2 answer; provided however either party within three (3) normal working days after the Step 2 answer, may request a meeting with the Company and/or his or her Staff Representative and the Chairperson of the grievance committee along with the grievance person involved in an effort to resolve the grievance before arbitration. Within two (2) normal working days after such meeting, if the grievance is unresolved, the Union shall appeal the grievance to an arbitrator under this Expedited Arbitration Procedure.

b.As soon as it is determined that a grievance is to be processed under this procedure, the parties shall, within ten (10) days (excluding Saturdays, Sundays, and Holidays) from the written appeal to arbitration, notify the designated arbitrator from a mutually-agreed panel of arbitrators. The designated arbitrator is that member of the panel who, pursuant to a rotation system, is scheduled for the next arbitration hearing. Immediately upon such notification, the designated arbitrator shall arrange a place and date for the hearing to take place not more than ten (10) days thereafter. If the designated arbitrator is not available to conduct the hearing within the ten (10) days, the next panel members in rotation

Exhibit 10.9
shall be notified until an available arbitrator is obtained. Those called but not available shall not be called again until their names come back pursuant to the rotation system. The appeal shall include the date, time and place for the hearing. Thereafter, the Rules Procedure for Expedited Arbitration shall apply.

1.The hearing shall be conducted in accordance with the following:
a.The hearing shall be informal.
b.No briefs shall be filed or transcripts made.
c.There shall be no formal evidence rules.
d.Each party’s case shall be presented by a previously-designated representative. The designated representatives shall be the Plant Manager or Superintendent for the Company and the Staff Representative or Chairperson of the grievance committee for the Union.

e.The arbitrator shall have the obligation of assuring that all necessary facts and considerations are brought before him or her by the representatives of the parties. In all respects, he or she shall assure that the hearing is a fair one.

2.    The arbitrator shall issue a decision no later than forty-eight (48) hours after conclusion of the hearing (excluding Saturdays, Sundays and Holidays). His or her decision shall be based on the records developed by the parties before and at the hearing and shall include a brief written explanation of the basis for his or her conclusion. These decisions shall not be cited as a precedent in any discussions at any step of the grievance or arbitration procedure. The authority of the arbitrator shall be the same as that provided in the grievance and arbitration section of the applicable agreement.

Exhibit 10.9
1.    Each party shall pay its own expenses, with the Company and the Union sharing equally the expenses and compensation of the arbitrator.

Examples of matters which both parties would regard as routine:

a.Qualification for holiday pay
b.Removal from job – inability to advance
c.Improper lay-off on cutback or recall
d.Improper lay-off assignment of overtime
e.Safety on an individual basis
f.Reporting pay
g.Prior related experience
h.Ability on job performance
i.Non-Bargaining Unit employee performing Bargaining Unit work
j.Individual cases of temporary transfers
k.Interpretation and application of Local Memorandums
l.Matters pertaining to jury duty and funeral allowance

Tribunal Administrator
American Arbitration Association 17900 Jefferson Park Road Middleburg Heights, Ohio 44130

ARTICLE X SUSPENSION and DISCHARGE CASES

A.The Company agrees that no employee, other than a probationary employee, shall be discharged preemptorily and that in all instances in which the Company believes that discharge is justified, the Company shall notify the employee in writing of its intention to suspend or discharge with a statement as to the reason for such intended action. A copy of such notice shall be given to the grievance Chairperson and member of the grievance committee; within three (3) days from date of notice, the employee shall be granted a hearing. If the employee affected

Exhibit 10.9
believes his proposed suspension or discharge is unfair or unjust, he may request and shall be granted during this period a hearing and discussion of the offense before representatives designated by the Company with his grievance committeeperson and/or the Chairperson of the grievance committee.
At such hearing, the facts and circumstances concerning the matter shall be fully disclosed to and by both parties. Within two (2) days after such hearing, the Company shall make known whether the suspension shall be extended, revoked, modified, or converted into a discharge. In the event such disposition is unsatisfactory to the employee(s), within three (3) normal working days after notice of such action, he shall file a grievance in Step 2 of the grievance procedure and process it in accordance with Article VIII – Adjustment of Grievances and Arbitration.
The provisions of this Section apply to all suspensions which are made in contemplation of discharge. Other disciplinary suspensions shall be subject to processing through the regular grievance procedure.

ARTICLE XI SENIORITY

a.Seniority rights shall prevail at all times on a plant-wide basis. Promotional opportunities and job security should increase in proportion to length of continuous service and in administration of this Article, the intent shall be to give full consideration for continuous service.

b.Company continuous service shall be used for all purposes in which a measure of service is utilized.

c.The following factors listed below shall be considered the determining factors for promotion, training for a promotion, decrease in forces, lay-offs and recalls after lay-off:
i.Continuous service
ii.Physical ability
iii.Possess skill and ability

Exhibit 10.9

a.Continuous service shall be calculated from the date of first employment or re- employment following a break in continuous service in accordance with the following provisions of this Section D. There shall be no deduction for any time lost which does not constitute a break in continuous service. Continuous service shall be broken if:

i.The employee(s) quits.
ii.The employee(s) is discharged for proper and just cause
iii.Absence due to lay-off or disability or both which continues for more than two (2) years, provided, however, employees injured while on duty shall accumulate credit for continuous service until the termination of the period for which statutory compensation is payable.
iv.When recalled from a lay-off, the employee fails to report for work within ten
(10) work days after receipt of recall notice sent certified mail or mailo-gram to his last-known address, unless the employee has a valid reason for failing to report for work.

A foreman shall perform no work of the type customarily performed by employees within the Bargaining Unit, except when necessary due to emergencies, or for the purpose of instructing or training employees, or when an operator requests that the foreman help him handle a particular job.

b.PROBATIONARY PERIOD

A new employee shall not accrue seniority rights for the first ninety (90) days, and termination of employment shall be at the sole discretion of the Company. After the new employee has served his ninety (90) work day probationary period, his seniority shall date as of his original hiring date. The Union shall indemnify and save the Company harmless by an action or non-action by the Company regarding this Section A.

Exhibit 10.9
a.Instead of decreasing the force prior to the commencement of any monthly paid period, Management shall, as to any employee or group of employees, seek concurrence of the grievance committee to divide work on a proportional pay basis. In the event of disagreement, Management shall not schedule the employees on a basis of less than forty
(40)hours per week, but shall reduce the force.

ARTICLE XII MILITARY SERVICE

a.Employees who are required to enter annual military training duty or temporary special service as a member of a reserve component of the United States Armed Forces shall be entitled to make-up pay, not to exceed two (2) weeks, after presenting due proof of the difference between his hourly rate of pay and the total amount received for such service from the United States Armed Forces, during the period covered by this Agreement.

b.EMPLOYMENT RIGHTS
The Company shall accord to each employee who applies for re-employment after conclusion of his one (1) term of military service with the United States such re- employment rights as he shall be entitled to under the existing statutes.

c.TRAINING
Reasonable programs of training shall be employed in the event employees do not qualify to perform the work on the job which they might have attained except for absence in such service.

Exhibit 10.9
ARTICLE XIII
HOURS OF WORK and OVERTIME

A.The normal work week shall consist of five (5) eight (8) hour days, exclusive of lunch, Monday through Friday inclusive. The purpose of this Article is to define the normal work week for the purpose of computing overtime and shall not be construed as a guarantee of hours of work.

B.The normal work day shall be eight (8) hours, to include a twenty (20) minute paid lunch break.

C.Employees shall be granted shift preference on the basis of their seniority, provided the efficient operation of the plant is not impaired thereby, at the discretion of the Company.

D.    Standard start times will be between the hours of 5:00 am and 9:00 am. In the event of a change to standard start times, employees will receive notification no later than noon on the previous day. Start time(s) outside the standard start time(s) are to be mutually agreed upon.

E.OVERTIME
Any time worked over eight (8) hours per day shall be classified as overtime and be paid for at the rate of one and one-half (1-1/2x) times the regular rate.

a.Any time worked over forty (40) hours in a payroll week shall be classified as overtime and paid for at the rate of one and one-half (1-1/2x) the regular rate.
b.In the event the Company specifically asks employee(s) to stay beyond 8 hours in a given day, the Company will pay one full hour of overtime pay for any time worked between eight (8) hours and nine (9) hours on a given day.

Exhibit 10.9
Any time worked beyond nine (9) hours in a given day will be paid on a pro- rated basis.
a.Overtime at the rate of two (2x) times the regular rate of pay shall be paid for:
i.Sunday
ii.Holiday
A.There shall not be more than (1) premium paid for the same hours worked (no pyramiding of overtime).

Daily Overtime Definition: Overtime determination and notification will be made to employees two (2) hours before the end of an employees’ shift on the same day in which the daily overtime needs to be performed. When notice is given concerning daily overtime two (2) hours before the end of an employees’ shift, first choice of daily overtime work shall be based on seniority of employees presently working the shift. In the event overtime is declined it is then assigned by inverse seniority within rotation upon the least senior employee in rotation. The Union will accept responsibility for administering and record keeping of the rotation.

Scheduled Overtime Definition: Overtime determination, scheduling and notification will be made no later than noon the previous workday. Overtime will then become part of the employees regularly scheduled workday.

First choice for scheduled overtime work shall be given to the employee based on seniority. In the event all employees were to decline the overtime opportunity, scheduled overtime will then be assigned on the inverse order of seniority and becomes part of the employees regularly scheduled workday.

If overtime has been declined by the full workforce, whether it was daily overtime or scheduled overtime, then overtime will be forced to the junior employee that is qualified to perform the job. Employees refusing under such circumstances to perform overtime work will be subject to the Attendance Policy.

Exhibit 10.9

ARTICLE XIV REPORTING PAY/CALL-OUT PAY

A.Unless having been notified not to report, any employee who reports for work in accordance with employee’s schedule and upon arrival at the Company finds no work available for which he was scheduled shall be paid four (4) hours at his hourly rate. If the Company offers other employment for that day, it shall be no less than eight (8) hours at the rate of the job or the employee’s regular rate, whichever is the highest. This provision shall not apply where lack of work is due to an Act of God, power failure, or other causes beyond the control of the Company.

B.Employees which are not scheduled or employees who have been recalled back to work following his/her regularly scheduled shift shall receive show-up pay of (4) four hours at the applicable rate.

C.Employees who have been mandated to work over their scheduled shift shall receive a minimum of (1) one hour of pay at the applicable rate.

Exhibit 10.9
ARTICLE XV VACATIONS

A. All employees covered under this Agreement who have been employed for the first full year shall be entitled to vacation time off and vacation pay as indicated below:

Years of Service	Duration of Vacation	Vacation Pay
1 but less than 2	1 week	40 hours at base rate
2 but less than 8	2 weeks	80 hours at base rate
8 but less than 15	3 weeks	120 hours at base rate
15 but less than 30	4 weeks	160 hours at base rate
30 years or more	5 weeks	200 hours at base rate

The weekly vacation pay shall be based on the employee’s straight-time rate of pay.
Vacation shall be taken from January 1 to December 31. Vacation times shall be arranged by the Company with consideration given to seniority and business requirements, but the Company shall have the exclusive final right to designate vacation periods. The company may elect to close its plant for vacation after notifying the Union thirty (30) days in advance of the shutdown or should business be such that vacations would not be practical, the employee may be asked to take pay in lieu of vacation. Subject to the foregoing limitation, it is the intent of this Article that all employees wishing to take vacations shall be permitted to do so.
Employees may elect to utilize a day at a time vacation beginning the second day of a sickness. For each of the three (3) sick occurrences (referenced as three (3) sick days in Article XVI, Item
B)the employee may use no more than two (2) vacation days (a day at a time) per sick occurrence, up to a maximum utilization of four (4) vacation days in totality within a calendar year (Jan 1 – Dec 31)

Exhibit 10.9
ARTICLE XVI HOLIDAYS AND SICK DAYS

a.Recognized legal Holidays shall be the following:

New Years’ Day Good Friday Memorial Day Fourth of July Labor Day Thanksgiving Day
Friday after Thanksgiving Christmas Eve
Christmas Day

b.Sick Days – Employees will earn sick days based on the following schedule:
Year one: One (1) sick day awarded upon completion of one (1) year of service Year two: Two (2) sick days awarded upon completion of two (2) years of service Year three and beyond: Three (3) sick days awarded upon completion of three (3) years of service.
These days are intended for the employee to use specifically for sick days, doctor visits, and associated health-related issues. Sick days are not to be considered vacation days. Unused sick days may not be carried forward to the following year.

c.In order to be eligible for such holiday pay, the employee must work the full regularly scheduled workday before and the fully regularly scheduled workday after such holiday. If excused by the Company from the before and after provision, the employee must work sometime during the seven (7) calendar days preceding the

Exhibit 10.9
holiday and must have been an employee of the Company for forty-five (45) calendar days previous to the holiday. If a holiday falls within an employee’s vacation period, such holiday shall not be considered as part of the vacation period, and the employee shall receive his full vacation in addition to holiday pay as hereinbefore provided.
Any holiday which falls on a Sunday shall be celebrated on the following Monday. Any holiday which falls on a Saturday shall either be observed on the preceding Friday or be granted in the form of an additional day’s pay, or be observed on the following Monday, at the employer’s discretion. Holidays not worked shall be paid for at the employee’s base hourly rate for eight (8) hours. Holidays worked shall be paid for at the rate of two (2x) times the regular rate of pay for all hours worked, in addition to the regular holiday pay.

ATTENDANCE BONUS – PERFECT ATTENDANCE

On July 1 of each calendar year of the existing Agreement now in effect, a bonus will be given if there has been no lost time, tardiness, sickness, etc. Employee will receive one (1) week’s pay. Employee will receive an additional one-half (1/2) week’s pay for perfect attendance for the life of this Agreement. Employees’ whom elect not to utilize vacation during unpaid Holidays shall not be adversely affected.

ARTICLE XVII
RATES OF PAY and JOB CLASSIFICATION

A.The Union and the Company agree that the job classification and schedule of hourly rates in this Agreement shall be used as a basis of determining rates of pay for the duration of this Agreement.

Exhibit 10.9
A.When the Company establishes a new job classification or substantially changes an existing job classification, the Company shall set the rate for such new or changed classification, subject to the right of the Union to challenge the established rate through the grievance procedure. Any new or changed rate established by the Company shall become final if the Union fails to file a grievance with respect to such new or changed rate within sixty (60) days after its establishment.

ARTICLE XVIII PENSION HEALTH and WELFARE

a.PENSION
Effective July 1, 1994, an employee who has been on the Payroll ninety (90) days or more will have a percentage of the employee’s compensation contributed by the Company to employee’s pension plan. The percentage has been agreed upon by both parties.
Effective 7/1/2020    7%
Effective 7/1/2021    7%
Effective 7/1/2022    7%
Effective 7/1/2023    7%

Each employee shall have an individual account and account number.

Each employee shall have the right to designate his own beneficiary, whoever that person may be.

The Union shall, as the designated Bargaining Agent, ensure that whatever Plan is agreed upon is done properly.

Reports will be made quarterly, with each employee receiving his own individual report.

Exhibit 10.9
As an added measure, each employee shall be given an original Plan that was mutually agreed upon by the parties.

The Company, the Local Union grievance, chairperson and grievance committee shall be the trustees of the account.

Based on a forty (40) hour week.

a.HEALTH and WELFARE

The Company will pay the full monthly amount for hospitalization and benefits that Employees now have under this agreement. Each employee hired before July 1, 2010, will contribute a percentage of their total benefits premium according to the following schedule; deductions are bi-weekly and will be adjusted when premiums change:

Effective 07-01-2020 – 20.0% - of the total Benefit Premium Effective 07-01-2021 – 20.5% - of the total Benefit Premium Effective 07-01-2022 – 21.5% - of the total Benefit Premium Effective 07-01-2023 – 22.5% of the total Benefit Premium

Any employee hired on or after July 1, 2010 shall pay a flat 25% of the total Benefit Premium.

The Company agrees that if, during the life of this agreement, it sells, leases, transfers or assigns the operations covered by this agreement the Company shall obligate the purchaser, lessee, transferee or assignee to provide substantially equivalent wages and benefits while assuming all the remainder of the obligations of the agreement until its expiration date.

Exhibit 10.9
If an employee is absent because of illness or off-the-job injury and notifies the employer of such absence, the employer shall continue to make the required contributions above specified for as long as such injury or illness continues and cause the employee to be absent from work, but not to exceed a period of four (4) weeks in any one (1) year or until the employee returns to work, whichever occurs sooner. If an employee is absent because of lay-off, the employer shall continue to make the required contributions for health care for three (3) months. An employee granted a leave of absence who desires continuing coverage during such leave shall make his own arrangements to pay the required contribution in order to maintain coverage. The employer shall inform the Union and the administrator of the Health and Welfare Fund of the name of any employee granted a leave of absence, and the purported reason therefore, at the time such leave is granted. Casual or spot labor shall not be covered by this Article.

The Company shall provide a Short Term Disability benefit through the Health and Welfare Fund which shall be 60% of weekly earnings up to $500.00 a week for 26 weeks per the plan.

INSURANCE COMMITTEE

The Company mutually agrees to have at least two (2) employees check and review, along with the Company, insurance plan benefits.

ARTICLE XIX LEAVE of ABSENCE

A.    Any employee desiring leave of absence from his employment shall secure written permission from the employer. The maximum leave of absence shall be for thirty
(30) days and may be extended for like periods. Permission for extension must be secured from both the Union and the employer. During the period of absence, the employee shall not engage in gainful employment; failure to comply with this provision shall result in the complete loss of job for the employee involved.

Exhibit 10.9
ARTICLE XX JURY DUTY

A.    Any member who is required to serve on a jury shall be paid the difference between jury duty pay and his normal day’s full pay for each day spent while on jury duty. However, the employee will be required to report promptly for work during any day in which his service as a juror does not require his attendance in court.

ARTICLE XXI FUNERAL AND PERSONAL TIME

A.Any employee who is absent from work in order to attend the funeral of the employee’s spouse, mother, father, sister, brother, step-brother, step-sister, mother-in-
law, father-in-law, child, grandparent, step-child, step-mother or step-father shall receive pay for time thus lost, not to exceed two (2) days of eight (8) hours of pay per day in-state or three (3) days out-of-state; provided however, the missed days are working days. The pay shall be regular work pay.

B.Each employee shall be entitled to two (2) personal days each year at regular work pay rate. New employees shall not receive the first personal day until after completion of six (6) months of employment and shall receive the second personal day after completion of one (1) year.

Exhibit 10.9
ARTICLE XXII WORK RULES

A. The plant rules and attendance policy have been reviewed by the parties and shall remain in place for the term of the agreement.

ARTICLE XXIII WAGES

•Effective 07-01-2020    $1,400.00 Lump sum payment in lieu of wage increase
•Effective 07-01-2021    2 % increase to $25.53
•Effective 07-01-2022    1 ¾ % increase to $25.98
•Effective 07-01-2023    1 ¾ % increase to $26.43

NEW HIRES

Any employee hired after the ratification of this agreement shall be paid the following:

◦70% of pay rate on first day of employment
◦80% of pay rate on year 1 anniversary
◦90 % of pay rate year 2 anniversary
◦100% of pay rate on year 3 anniversary

Exhibit 10.9
BREAKS AND LUNCHES

The Parties agree that Breaks and Lunches shall be administrated and taken in a manner consistent with the prevailing practices of the location with regards to quantity and duration.

ARTICLE XXIV TERMINATION

This Agreement, effective July 1, 2020, shall be in effect until midnight June 30, 2024.

Any party to this agreement shall provide a signed, written notice ninety (90) days before the termination day of its desire or intention to negotiate with respect to the terms and conditions of a new Agreement, including wages, vacations, holidays, insurance, health benefits, pensions and conditions of employment, etc.

Any notice shall be given by certified mail and if by the Company, be addressed to the United Steelworkers (USW), 60 BLVD OF THE ALLIES, PITTSBURGH, PA and if by the Union, and be addressed to Specialty Pipe & Tube, Inc., 3600 Union Street, P.O. Box 516, Mineral Ridge, Ohio 44440.

Exhibit 10.9
ARTICLE XXV P.A.C. CHECK-OFF

The Company agrees that it will check-off and transmit to the Secretary-Treasurer of the United Steelworkers (USW) Political Action Committee (USWPAC) voluntary contributions to the USW Political Fund from the earnings of those employees who voluntarily authorize such contributions, which shall be specified in such forms and in conformance with an applicable state or Federal statute.

The signing of such USW PAC check-off form, which is made part of this Agreement and marked as Appendix “A”, and the making of such voluntary annual contributions are not a condition of membership in the Union or of employment with the Company.

The United Steelworkers of America Political Action Committee supports various candidates for Federal and other elective office, is connected with the United Steelworkers of America, a labor organization, and solicits and accepts only voluntary contributions which are deposited in an account separate and segregated from the dues fund of the Union, in its own fund-raising efforts and in joint fund-raising efforts with the AFL-CIO and its Committee on Political Education.

The Union shall indemnify and save the Company harmless against all claims, demands, suits or other forms of liability that shall arise out of, or by reason of action taken or not taken, by the Company by reason of the above check-off provision.

Exhibit 10.9
IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and signed by their duly-authorized representatives this 1st day of July, 2020.

SPECIALTY PIPE & TUBE    UNITED STEELWORKERS-USW AFL-CIO-CLC

Steve Baroff    Tom Conway
President    International President

Mark McAllister    John E. Shinn
Inside/Outside Sales Manager    International Secretary-Treasurer

Sally Cunningham    David R. McCall
VP Corporate Administration    Int’l Vice President Administration

Jenny Patrick    Fred Redmond
HR Manager    Int’l Vice President Human Affairs

Donald E. Blatt
District 1 Director

Jose Antonio Arroyo, BSAS
USW Staff Representative

David Jett
Unit Chairman, USW LU 1375-18

Kyle Blake
Negotiating Committee, USW LU 1375-18